UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15F/A

(Amendment No. 1)

CERTIFICATION OF A FOREIGN PRIVATE ISSUER’S TERMINATION OF

REGISTRATION OF A CLASS OF SECURITIES UNDER SECTION 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934 OR ITS TERMINATION OF

THE DUTY TO FILE REPORTS UNDER SECTIONS 13(a) OR SECTION

15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-15218

LAFARGE

(Exact name of registrant as specified in its charter)

61, rue des Belles Feuilles,

75116 Paris France, +33 1 44 34 11 11

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ordinary Shares, par value €4 per share

American Depositary Shares, each representing one-fourth of an Ordinary Share, par value €4 per share

US$600,000,000 6.15% Notes Due 2011

US$800,000,000 6.50% Notes Due 2016

US$600,000,000 7.125% Notes Due 2036

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the appropriate box(es) to indicate the provision(s) relied upon to terminate the duty to file reports under the Securities Exchange Act of 1934:

Rule 12h-6(a)	☒	Rule 12h-6(d)	☐
(for equity securities)		(for successor registrants)

Rule 12h-6(c)	☒	Rule 12h-6(i)	☐
(for debt securities)		(for prior Form 15 filers)

General

Following discussions with the U.S. Securities and Exchange Commission staff as to technical aspects of the process, Lafarge is hereby filing this Amendment No. 1 to the Form 15F filed on September 24, 2007 for purposes of withdrawing that filing, and will re-file a Form 15F following the filing of post-effective amendments to its registration statements on Form F-3 (Registration Statement 333-135665) and Form S-8 (Registration Statement 333-143803, Registration Statement 333-143798 and Registration Statement 333-145056) terminating the registration of unsold securities under those registration statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Lafarge has duly authorized the undersigned person to sign on its behalf this certification on Form 15F/A.

October 9, 2007	By:	/s/ Bruno Lafont
Bruno Lafont
Chairman and Chief Executive Officer

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